As filed with the Securities and Exchange Commission on October 17, 2016

Registration No. 333-91003

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CITIZENS BANCSHARES CORPORATION

(Exact name of Registrant as specified in its charter)

Georgia	58-1631302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 Peachtree Street, N.W., Suite 2700, Atlanta, Georgia 30303

(Address of principal executive offices and zip code)

CITIZENS BANCSHARES CORPORATION

(Full Title of the Plan)

Beth Lanier, Esq.

Bryan Cave LLP

1201 W. Peachtree Street, N.W.
One Atlantic Center, 14th Floor

                           Atlanta, Georgia 30309

(Name and address of agent for service)

(404) 572-4571

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Deregistration of Unsold Securities.

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-3 (File No. 333-91003) which was filed with the Securities and Exchange Commission on November 16, 1999 (the “Registration Statement”) by Citizens Bancshares Corporation (the “Company”) regarding an aggregate of 156,000 shares of the Company’s common stock reserved for issuance pursuant to a Stock Purchase Agreement dated September 10, 1999, by and between the Company and Fannie Mae.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 17, 2016.

CITIZENS BANCSHARES CORPORATION

By:	/s/ Cynthia N. Day
Cynthia N. Day
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints CYNTHIA N. DAY and SAMUEL J. COX, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Ray M. Robinson	Chairman of the Board and Director
Ray M. Robinson

/s/ H. Jerome Russell, Jr.	Director
H. Jerome Russell, Jr.

/s/ Stephen A. Elmore, Sr.	Director
Stephen A. Elmore, Sr.

/s/ Robert L. Brown, Jr.	Director
Robert L. Brown, Jr.

/s/ C. David Moody, Jr.	Director
C. David Moody, Jr.

/s/ James E. Williams	Director
James E. Williams

/s/ Cynthia N. Day	President, Chief Executive Officer and Director
Cynthia N. Day	(Principal Executive Officer)

/s/ Samuel J. Cox	Executive Vice President and Chief Financial Officer
Samuel J. Cox	(Principal Financial and Accounting Officer)